EXHIBIT 5.1
February 1, 2010
Iveda Corporation
1201 S. Alma School Rd.
Suite 4450
Mesa, Arizona 85210
Re: Iveda Corporation Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as special counsel to Iveda Corporation, a Nevada corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about February 2, 2010 in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of a total of 1,000,000 shares of the Company’s Common Stock, par value $0.00001 per share (the “Shares”), reserved for issuance under the Company’s 2010 Stock Option Plan (the “Plan”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus forming a part thereof, other than as expressly stated herein with respect to the issue of the Shares.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Articles of Incorporation and Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the legal capacity of all natural persons; (c) the conformity to the originals and the authenticity of the originals of all documents submitted to us as copies; and (d) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the purchasers, and have been issued by the Company against payment thereof in the circumstances contemplated by the Plan, and assuming in each case that the individual grants under the Plan are duly authorized by all necessary corporate action of the Company and duly granted and exercised in accordance with the requirements of law and the Plan (and the agreements duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company and the Shares will be validly issued, fully paid and non-assessable.
The opinions expressed herein are limited to the federal laws of the United States and the laws of the State of Nevada.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ KELLER ROHRBACK, P.L.C.